Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

June 26, 2002

Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Md. 21090

Ladies and Gentlemen:

     We are acting as special counsel to CIENA Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 24,726,548 shares of the Company’s common stock, par value $ .01 per share (the “Shares”), in connection with the recent merger of ONI Systems Corp. (“ONI Systems”) and the Company on June 21, 2002 where ONI Systems merged with and into the Company with the Company as the surviving corporation and pursuant to the terms of that Agreement and Plan of Merger, dated as of February 17, 2002, between ONI Systems and the Company (the “Merger Agreement”), pursuant to which the Company is required to assume ONI Systems’ 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1999 Equity Incentive Plan, 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan (collectively, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	Copies of the Plans.

3.	The Merger Agreement.

4.	The Third Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on June 20, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	Resolutions of the Board of Directors of the Company as certified by the secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval of the Merger Agreement and the Merger, authorization and issuance of the Shares and arrangements in connection therewith, and minutes of the special meeting of Stockholders of the Company held on June 18, 2002, approving the Merger Agreement and the Merger.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plans, will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.